UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2015

PMFG, INC.

(Exact Name of registrant as specified in its charter)

Delaware	001-34156	51-0661574
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14651 North Dallas Parkway, Suite 500 Dallas, Texas		75254
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 214-357-6181

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

This Current Report on Form 8-K is being filed in connection with litigation involving the Agreement and Plan of Merger, dated as of May 3, 2015 (the “Merger Agreement”), by and among PMFG, Inc., a Delaware corporation (“PMFG” or the “Company”), CECO Environmental Corp., a Delaware corporation (“CECO”), Top Gear Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of CECO (“Merger Sub I”), and Top Gear Acquisition II LLC, a Delaware limited liability company and wholly owned subsidiary of CECO (“Merger Sub II”). The Merger Agreement provides for, among other things, (1) the merger of PMFG with and into Merger Sub I, with PMFG as the surviving entity (the “First Merger”), and (2) a subsequent merger whereby PMFG will merge with and into Merger Sub II, with Merger Sub II as the surviving entity (the “Second Merger” and together with the First Merger, the “Mergers”).

As previously disclosed in the joint proxy statement/prospectus relating to the Mergers, dated as of July 31, 2015 (the “Joint Proxy Statement/Prospectus”), three lawsuits related to the Mergers have been filed by alleged stockholders of PMFG after the public announcement of the Mergers on May 4, 2015. The first filed lawsuit, which is a derivative action that also purports to assert class claims, was filed in the District Court of Dallas County, Texas (the “Texas Lawsuit”). The second and third filed lawsuits, which are class actions, were filed in the Court of Chancery of the State of Delaware and have now been consolidated into a single action (the “Delaware Lawsuit”). A description of the Texas and Delaware Lawsuits is included under the heading “Legal Proceedings Related to the Mergers” beginning on page 150 of the Joint Proxy Statement/Prospectus.

Effective as of August 23, 2015, the Company and the other defendants entered into a Memorandum of Understanding with the plaintiffs in the Delaware Lawsuit regarding the settlement of the Delaware Lawsuit. In connection with this Memorandum of Understanding, the Company agreed to make certain additional disclosures to Company stockholders in order to supplement those contained in the Joint Proxy Statement/Prospectus. After the Company enters into a definitive agreement with the plaintiffs in the Delaware Lawsuit, the proposed settlement will be subject to notice to the class, Court approval, and, if the Court approves the settlement, the settlement, as outlined in the Memorandum of Understanding, will resolve all of the claims that were or could have been brought in the Delaware Lawsuit, including all claims relating to the Mergers, the Merger Agreement and any disclosure made in connection therewith including any such claims against CECO, Merger Sub I or Merger Sub II, but will not affect any shareholder’s rights to pursue appraisal rights.

The proposed settlement with the plaintiffs in the Delaware Lawsuit will not affect the merger consideration to be paid to Company stockholders under the Merger Agreement or change any of the other terms of the Mergers or the Merger Agreement.

The Company and its directors vigorously deny all liability with respect to the facts and claims alleged in the lawsuit and specifically deny that any further supplemental disclosure was required under any applicable rule, statute, regulation or law or that the directors failed to maximize stockholder value by entering into the Merger Agreement. The Memorandum of Understanding is not, and should not be construed as, an admission of wrongdoing or liability by any defendant. However, to avoid the risk of delaying or otherwise imperiling the Mergers, and to provide supplemental information to Company stockholders at a time and in a manner that would not cause any delay of the Mergers, the Company and its directors have reached the Memorandum of Understanding with the plaintiffs in the Delaware Lawsuit as described above. The parties consider it desirable that the actions be settled to avoid the substantial burden, expense, risk, inconvenience and distraction of continued litigation and to fully and finally resolve the settled claims.

Additional Disclosure

The following information supplements and should be read in conjunction with the Joint Proxy Statement/Prospectus. The Joint Proxy Statement/Prospectus, including a detailed description of the Mergers, was previously mailed to stockholders of the Company on or about August 4, 2015.

As previously disclosed on page 83 of the Joint Proxy Statement/Prospectus, the Company engaged Jones Day to represent PMFG in the Mergers. When PMFG contacted Jones Day to engage Jones Day to represent PMFG in a potential transaction with CECO, Jones Day advised PMFG of its ongoing representation of CECO on unrelated matters. From June 2013 through June 2015, the total fees paid by PMFG to Jones Day in connection with Jones Day’s representation of PMFG in the Mergers is $2.4 million. The total amount of fees paid by CECO to Jones Day from June 2013 through June 2015 is $3.9 million.

Set forth below is supplemental information regarding the “Background of the Mergers” beginning on page 85 of the Joint Proxy Statement/Prospectus.

In August 2014, PMFG entered into a confidentiality agreement with a company engaged in manufacturing equipment for the power generation industry (“Company X”). Representatives of PMFG and Company X had, over a period of years, preliminary discussions regarding possible ways in which the companies could work together on various projects. The purpose of the August 2014 confidentiality agreement, however, was to discuss a possible negotiated business combination.

On November 10, 2014, Stifel, Nicolaus & Company, Incorporated, PMFG’s financial advisor (“Stifel”), arranged a meeting between Peter Burlage, Ronald McCrummen and John Conroy, PMFG’s Executive Vice President Process Products, and the representatives of Company X, including its chief executive officer, chief financial officer and general counsel. Representatives of Stifel were also present at this meeting. At the meeting, representatives of both PMFG and Company X made presentations regarding their respective companies, including recent financial results and prospects.

Following the meeting, the chief executive officer of Company X called a representative of Stifel and informed him that Company X was not in a position to continue the discussions with respect to a negotiated business combination. Shortly after the public announcement of the proposed Mergers, Stifel contacted a representative of Company X to inquire as to whether Company X was interested in discussions regarding a business combination with PMFG. Company X declined the opportunity to engage in discussions with PMFG.

As previously disclosed on page 88 of the Joint Proxy Statement/Prospectus, the Company and CECO each contacted Ernst & Young LLP (“Ernst & Young”) to perform accounting and financial due diligence on the other party. The boards of each of PMFG and CECO were apprised of and discussed the Ernst & Young conflict, and the proposed “information wall” procedures proposed by Ernst & Young in advance of approving the retention of Ernst & Young for due diligence in connection with the proposed transaction. The total amount of fees paid by PMFG to Ernst & Young from June 2013 to June 2015 was $96,500. The total amount of fees paid by CECO to Ernst & Young from June 2013 to June 2015 was $254,000.

As previously disclosed on page 91 of the Joint Proxy Statement/Prospectus, Ronald McCrummen, the Company’s chief financial officer, discussed with CECO management the material weakness in internal controls reported by CECO for the 2014 fiscal year and corrective actions undertaken by CECO. In addition, Mr. McCrummen informed the PMFG board of directors that CECO’s management intended to review, revise and improve its internal control over financial reporting until the material weaknesses in internal control over financial reporting were eliminated. CECO management’s specific remediation to address these significant deficiencies included, among other items: (a) enhancing corporate financial reporting resources, particularly for oversight, process improvement and income tax review, (b) improving segregation of duties, and (c) reinforcing internal policies with all process owners.

This supplemental information should be read carefully in conjunction with the information provided under “Background of the Mergers” beginning on page 83 of the Joint Proxy Statement/Prospectus.

Opinion of PMFG’s Financial Advisor

As previously disclosed on pages 117 through 127 of the Joint Proxy Statement/Prospectus, Stifel performed various financial analyses of PMFG, CECO and the Mergers. The following sets forth supplemental information regarding these analyses.

The fully diluted enterprise value of PMFG as of April 30, 2015 was calculated by Stifel by adding PMFG’s fully diluted equity value, which was $95.3 million, to total debt of $16.8 million and minority interest of $5.8 million, and subtracting cash and cash equivalents of $35.4 million, yielding a fully diluted enterprise value of $82.4 million.

The fully diluted enterprise value of CECO as of April 30, 2015 was calculated by Stifel by adding CECO’s fully diluted equity value, which was $314.9 million, to total debt of $112.4 million, and subtracting cash and cash equivalents of $19.4 million, yielding a fully diluted enterprise value of $408.0 million.

The fully diluted enterprise value of PMFG at the offer price was calculated by Stifel by adding the fully diluted equity value, which was $147.1 million, to total debt of $16.8 million and minority interest of $5.8 million, and subtracting its cash and cash equivalents of $35.4 million, yielding a fully diluted enterprise value of $134.2 million.

PMFG Financial Analysis

Selected Comparable Company Analysis

As previously disclosed on page 121 of the Joint Proxy Statement/Prospectus, Stifel compared PMFG, from a financial point of view, to nine publicly traded companies in the equipment and components industry that Stifel deemed to be relevant based on their business and financial profiles. In connection with this analysis, the following table sets forth supplemental information regarding the companies analyzed.

Company	EV/EBITDA			EV/REVENUE
	LTM	CY15	CY16	LTM	CY15	CY16
The Babcock & Wilcox Company	NM	7.7x	7.3x	1.2x	1.1x	1.0x
Cameron International Corporation	7.4x	9.5x	10.1x	1.2x	1.4x	1.5x
CECO	8.5x	7.4x	6.5x	1.2x	1.1x	1.0x
CIRCOR International, Inc.	8.4x	9.5x	8.6x	1.1x	1.3x	1.2x
CLARCOR Inc.	13.3x	11.9x	11.1x	2.4x	2.2x	2.1x
Donaldson Company, Inc.	13.3x	13.0x	11.1x	2.2x	2.2x	2.0x
Fuel-Tech, Inc.	NM	NM	NM	0.6x	0.5x	0.5x
Global Power Equipment Group, Inc.	9.0x	8.1x	6.7x	0.5x	0.4x	0.4x
Pall Corporation	16.1x	16.1x	14.7x	3.7x	3.8x	3.6x

Based on public and other information available to Stifel, Stifel calculated and compared multiples for PMFG and the selected comparable companies of enterprise value (“EV”), which Stifel defined as fully-diluted equity value using the treasury stock method, plus debt, preferred stock and minority interests, less cash and cash equivalents, to LTM and estimated calendar year 2015 and 2016 earnings before interest, taxes, depreciation and amortization, non-controlling interest and other non-recurring charges and one-time items (“Adj. EBITDA”). Adj. EBITDA does not add back stock-based compensation.

Set forth below is supplemental information regarding PMFG’s management projections regarding stock based-compensation expense for PMFG.

	Calendar Year Ending December 31,
(in thousands)	2015(1)	2016	2017	2018	2019
Stock-based compensation expense	$1,685	$1,800	$2,000	$2,000	$2,000

(1)	For the period of 03/28/15 through 01/02/16.

As previously disclosed on page 122 of the Joint Proxy Statement/Prospectus, in its analysis Stifel used LTM, calendar year 2015 and calendar year 2016 Adj. EBITDA for PMFG, in each case as provided by PMFG’s management. In connection with this analysis, the following table sets forth supplemental information regarding PMFG’s management projections.

(in millions)	LTM(1)	CY2015	CY2016
Adj. EBITDA	$0.7	$6.0	$14.1

(1)	Twelve-month period ended 03/28/15.

Selected Precedent Transactions Analysis

As previously disclosed on page 123 of the Joint Proxy Statement/Prospectus, Stifel compared the Mergers, from a financial point of view, to 10 selected acquisitions of companies in the equipment and component industries that Stifel deemed to be relevant based on their business and financial profiles. In connection with this analysis, the following table sets forth supplemental information regarding the acquisitions analyzed.

Effective Date	Acquirer Name (Country)	Target Name (Country)	EV Multiples
			LTM Revenue	LTM EBITDA	NTM EBITDA
8/4/2014	CSI Compressco LP (United States)	Compressor Systems, Inc. (United States)	3.0x	11.2x	NA(1)
5/1/2014	CLARCOR Inc. (United States)	Stanadyne Corp., filtration business (United States)	3.6x	9.9x	NA(1)
4/14/2014	Colfax Corporation (United States)	Victor Technologies Group Inc. (United States)	1.9x	10.3x	NA(1)
8/27/2013	CECO (United States)	Met-Pro Corporation (United States)	1.6x	11.8x	10.6x
7/30/2013	KKR & Co. L.P. (United States)	Gardner Denver, Inc. (United States)	1.6x	8.3x	9.0x
2/20/2013	National Oilwell Varco, Inc. (United States)	Robbins & Myers Inc. (United States)	2.6x	10.6x	9.4x
9/28/2012	Pentair plc (United Kingdom)	Tyco Flow Control International Ltd. (Switzerland)	1.3x	11.3x	NA(1)
7/31/2012	Cabot Corporation (United States)	Norit N.V. (Netherlands)	3.1x	12.0x	NA(1)
5/16/2012	Insight Equity (United States)	Flanders Corporation (United States)	0.8x	17.0x	NA(1)
1/31/2012	Wartsila Technology Oy Ab (Finland)	Hamworthy plc (United Kingdom)	1.4x	18.1x	10.2x

(1)	“NA” indicates not available.

As previously disclosed on page 124 of the Joint Proxy Statement/Prospectus, in its analysis Stifel used Adj. EBITDA for the twelve months from March 28, 2015 (“NTM Adj. EBITDA”) provided by PMFG’s management. PMFG’s management forecast for NTM Adj. EBITDA was $8.6 million.

Discounted Cash Flow Analysis

As previously disclosed on page 124 of the Joint Proxy Statement/Prospectus, Stifel calculated projected unlevered free cash flow from the stub period of 2015 (representing the period of March 28, 2015 through January 2, 2016) through calendar year 2019 using projections provided by PMFG’s management (which calendarized projections were calculated based on the fiscal year projections provided by PMFG’s management). Set forth below as supplemental information is a summary of projections provided by PMFG to Stifel and used to calculate unlevered cash flow in Stifel’s discounted cash flow analysis.

	Calendar Year Ending December 31,
(in thousands)	2015(1)	2016	2017	2018	2019
Adj. EBITDA	$5,612	$14,070	$20,389	$21,925	$20,684
Less: Taxes	915	2,830	4,930	5,737	5,365
Less/(plus): Cash from (used in) working capital	(937)	1,974	1,050	993	323
Less: Capital expenditures	1,100	1,800	2,000	2,000	2,000

Unlevered cash flow	$4,534	$7,465	$12,409	$13,194	$12,996

(1)	For the period of 03/28/15 through 01/02/16.

As previously disclosed on page 124 of the Joint Proxy Statement/Prospectus, Stifel used financial forecasts of PMFG for the stub period of 2015 (representing the period of March 28, 2015 through January 2, 2016) through calendar year 2019 (which calendarized projections were calculated based on the fiscal year projections provided by PMFG’s management), as provided by PMFG’s management to perform discounted cash flow analysis. The following sets forth supplemental information regarding this analysis.

The weighted average cost of capital of PMFG used in the discounted cash flow analyses was calculated by Stifel using a cost of equity of 18.9%, determined using a risk-free rate of 2.0%, a relevant beta of 1.3, a market risk premium of 7.0% and a size premium of 7.5%, and an after-tax cost of debt of 2.0%, determined using a cost of debt of 2.9% and a tax rate of 30.0.%. PMFG’s cost of equity was weighted at 88.8% and PMFG’s cost of debt was weighted at 11.2%, resulting in a weighted-average cost of capital of 17.2%.

CECO Financial Analysis

Selected Comparable Company Analysis

As previously disclosed on page 125 of the Joint Proxy Statement/Prospectus, Stifel compared CECO, from a financial point of view, to seven publicly traded companies in the equipment and components industry that Stifel deemed to be relevant based on their business and financial profiles. In connection with this analysis, the following table sets forth supplemental information regarding the companies analyzed.

Company	EV/EBITDA			EV/REVENUE
	LTM	CY15	CY16	LTM	CY15	CY16
The Babcock & Wilcox Company	NM	7.7x	7.3x	1.2x	1.1x	1.0x
CLARCOR Inc.	13.3x	11.9x	11.1x	2.4x	2.2x	2.1x
Colfax Corporation	11.9x	12.5x	11.9x	1.7x	1.8x	1.7x
Donaldson Company, Inc.	13.3x	13.0x	11.1x	2.2x	2.2x	2.0x
Fuel-Tech, Inc.	NM	NM	NM	0.6x	0.5x	0.5x
Global Power Equipment Group, Inc.	9.0x	8.1x	6.7x	0.5x	0.4x	0.4x
PMFG	NM	13.8x	5.9x	0.5x	0.5x	0.5x

Based on public and other information available to Stifel, Stifel calculated and compared multiples for CECO and the selected comparable companies of EV to LTM and estimated calendar year 2015 and 2016 Adj. EBITDA.

Adj. EBITDA does not add back stock-based compensation. Set forth below is supplemental information regarding CECO’s management projections regarding stock based-compensation expense for CECO.

	Calendar Year Ending December 31,
(in thousands)	2015(1)	2016	2017	2018	2019
Stock-based compensation expense	$1,500	$1,500	$1,500	$1,500	$1,500

(1)	For the period of 03/31/15 through 12/31/15.

As previously disclosed on page 125 of the Joint Proxy Statement/Prospectus, Stifel used LTM, calendar year 2015 and calendar year 2016 Adj. EBITDA of CECO, in each case as provided by CECO’s management in its analysis. In connection with this analysis, the following table sets forth supplemental information regarding CECO’s management projections.

(in millions)	LTM PF(1)	CY2015	CY2016
Adj. EBITDA	$47.9	$55.0	$62.8

(1) Twelve-month period ended 12/31/14, reported in accordance with pro-forma model for acquisitions provided by CECO.

Discounted Cash Flow Analysis

As previously disclosed on page 126 of the Joint Proxy Statement/Prospectus, Stifel calculated projected unlevered free cash flow from the stub period of 2015 (representing the period of March 31, 2015 through December 31, 2015) through calendar year 2019 using projections provided by CECO’s management. Set forth below as supplemental information is a summary of projections provided by CECO to Stifel and used to calculate unlevered cash flow in Stifel’s discounted cash flow analysis.

	Calendar Year Ending December 31,
(in thousands)	2015(1)	2016	2017	2018	2019
Adj. EBITDA	$45,265	$62,806	$70,649	$81,311	$93,048
Less: Earnout expenses	4,200	5,200	3,200	—	—
Less: Taxes	8,300	13,190	16,065	20,141	23,576
Less/(plus): Cash from (used in) working capital	6,505	3,813	3,978	4,684	5,003
Less: Capital expenditures	2,907	3,908	4,137	4,383	4,644

Unlevered cash flow	$23,354	$36,694	$43,268	$52,103	$59,826

(1)	For the period of 03/31/15 through 12/31/15.

As previously disclosed on page 126 of the Joint Proxy Statement/Prospectus, Stifel used financial forecasts of PMFG and CECO for the stub period of 2015 (representing the period of March 31, 2015 through December 31, 2015) through calendar year 2019, as provided by CECO’s management to perform discounted cash flow analysis. The following sets forth supplemental information regarding Stifel’s discounted cash flow analysis.

The weighted average cost of capital of CECO used in the discounted cash flow analyses was calculated by Stifel using a cost of equity of 14.7%, determined using a risk-free rate of 2.0%, a relevant beta of 1.4, a market risk premium of 7.0% and a size premium of 3.2%, and an after-tax cost of debt of 1.6%, determined using a cost of debt of 2.2% and a tax rate of 30.0.%. CECO’s cost of equity was weighted at 86.7% and its cost of debt was weighted at 13.3%, resulting in a weighted-average cost of capital of 13.1%.

The supplemental information provided in this section should be read carefully in conjunction with the information provided under “Opinion of PMFG’s Financial Advisor” beginning on page 110 of the Joint Proxy Statement/Prospectus.

The Mergers – Interests of PMFG Directors and Executive Officers in the Mergers

Composition of the CECO Board and Management after Closing of the Mergers

As previously disclosed on page 151 of the Joint Proxy Statement/Prospectus, CECO expects the composition of the board of directors of CECO will continue to be the current directors of CECO following the Mergers and there were no agreements as to appointments of any current executive officer of PMFG to officer positions with CECO following the Mergers. The following sets forth supplemental information with respect to PMFG officers and directors.

Peter Burlage, PMFG’s chief executive officer, has an existing employment agreement with PMFG and each of PMFG’s other executive officers has an existing severance agreement with PMFG. There were no discussions between CECO and PMFG’s executive officers regarding any change in the terms of their employment with the Company prior to entering into the Merger Agreement. Subsequent to signing the Merger Agreement, Jeff Lang, CECO’s chief executive officer, advised each of Mr. Burlage and Ronald McCrummen, PMFG’s chief financial officer, that CECO was evaluating the capacity, if any, in which each officer would serve with the combined companies following the completion of the Mergers. In mid-August 2015, Mr. Lang advised Mr. Burlage and Mr. McCrummen that there would not be a role for either officer following the Mergers. It is expected that Mr. Burlage and Mr. McCrummen will continue as officers of PMFG through the completion of the Mergers.

At the meeting on November 18, 2013, CECO explored the idea of inviting PMFG’s lead director, Robert McCashin, to join the CECO board of directors and Mr. McCashin indicated to CECO that he would consider it following the successful completion of a transaction. None of CECO’s written proposals included any provision regarding membership on the CECO board of directors for any PMFG director, nor does the Merger Agreement contain any provisions regarding adding any PMFG director to the CECO board of directors. As of the date of this report, CECO has not extended an invitation to any PMFG director to join the CECO board of directors.

The supplemental information provided in this section should be read carefully in conjunction with the information provided under “The Mergers – Interests of PMFG Directors and Executive Officers in the Mergers” beginning on page 141 of the Joint Proxy Statement/Prospectus.

Important Information for Investors and Stockholders

This Current Report on Form 8-K supplements, but is not a substitute for, the Joint Proxy Statement/Prospectus that CECO filed with the SEC on July 31, 2015, which includes a prospectus with respect to shares of CECO common stock to be issued in the Mergers and a proxy statement of each of CECO and PMFG in connection with the Mergers. The Joint Proxy Statement/Prospectus has been sent or given to the stockholders of record as of the close of business on July 30, 2015 of each of CECO and PMFG and will contain important information about the Mergers and related matters, including detailed risk factors. CECO’s AND PMFG’s SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS RELATING TO THE MERGERS

HAVE BEEN FILED WITH THE SEC IN THEIR ENTIRETY AND CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGERS. The Joint Proxy Statement/Prospectus and other documents that have been filed with the SEC by CECO and PMFG are available without charge at the SEC’s website, www.sec.gov, or by directing a request to (1) CECO Environmental Corp., by mail at 4625 Red Bank Road Suite 200, Cincinnati, Ohio 45227, Attention: Investor Relations, by telephone at 800-333-5475 or by going to CECO’s Investor page on its corporate website at www.cecoenviro.com; or (2) PMFG, Inc. by mail at 14651 North Dallas Parkway Suite 500, Dallas, Texas 75254, Attention: Investor Relations, by telephone at 877-879-7634, or by going to PMFG, Inc.’s Investors page on its corporate website at www.pmfginc.com.

This communication is for informational purposes only and is neither an offer to sell nor the solicitation of an offer to sell, subscribe for or buy any securities, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. This communication is also not a solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise. No offer of securities or solicitation will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Proxy Solicitation

PMFG and CECO, and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transactions and may have direct or indirect interests in the proposed transactions. Information about the directors and executive officers of PMFG is set forth in the Proxy Statement for its 2014 annual meeting of shareholders and PMFG’s Annual Report on Form 10-K for the year ended June 28, 2014, which were filed with the SEC on October 16, 2014 and September 10, 2014, respectively. Information about the directors and executive officers of CECO is set forth in the Proxy Statement for its 2015 annual meeting of shareholders and CECO’s Annual Report on Form 10-K for the year ended December 31, 2014, which were filed with the SEC on April 10, 2015 and March 18, 2015, respectively. Investors may obtain supplemental information regarding the interests of such participants in the proposed transactions by reading the prospectus/proxy statement for such proposed transactions when it becomes available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 24, 2015	PMFG, INC.

	By:	/s/ Ronald L. McCrummen
Ronald L. McCrummen
Executive Vice President and Chief Financial Officer